UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VINCO VENTURES, INC.

(f/k/a Edison Nation, Inc.)

(Exact name of registrant as specified in its charter)

Nevada	82-2199200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 West Broad Street, Suite 1004

Bethlehem, PA 18018

(866) 900-0992

(Address of principal executive offices, including Zip Code)

Vinco Ventures, Inc. 2021 Plan

Equity Incentive Plan

(Full title of the plan)

INCORP Services, Inc.

3773 Howard Hughes Parkway, Suite 500S

Las Vegas, NV 89169

(800) 246-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph Lucosky, Esq.

Lucosky Brookman LLP

111 Broadway, Suite 807

New York, NY 10006

(212) 332-8160

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [  ] No [X]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	BBIG	Nasdaq

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of each class of	Amount to be	price per	offering	registration
securities to be registered	Registered (1)	share (2)	Price (2)	fee
Common Stock, $0.001 par value	9,000,000 Shares	$6.62	$59,580,000	$5,523.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan., as amended (the “2021 Plan”), by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on October 13, 2021, the date of which is within five business days prior to filing this Registration Statement.

(3)	Paid herewith. The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) of Vinco Ventures, Inc. (the “Company” or “Registrant”) is being filed for the purpose of registering 9,000,000 shares of common stock, par value $0.001, reserved for issuance under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”). Upon the effectiveness of this Registration Statement, an aggregate of 9,000,000 shares of common stock will be registered for issuance from time to time under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participants in the plan as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

●	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020, March 31, 2021 and June 30, 2021;
●	Annual report on Form 10-K for the year ended December 31, 2020;
●	Current Reports on Form 8-K, filed on January 29, 2020, February 21, 2020, March 12, 2020, March 26, 2020, April 17, 2020, April 27, 2020, May 13, 2020, May 26, 2020, August 18, 2020, August 24, 2020, October 1, 2020, October 16, 2020, October 22, 2020, November 3, 2020, November 12, 2020 (3), November 30, 2020, December 3, 2020, January 21, 2021, January 25, 2021, February 4, 2021, February 8, 2021, February 23, 2021, April 9, 2021, April 12, 2021, April 21, 2021, May 25, 2021, May 28, 2021, June 7, 2021, June 10, 2021, June 24, 2021, July 23, 2021, July 28, 2021. July 29, 2021, August 19, 2021, September 1, 2021, September 13, 2021, October 6, 2021 and October 7, 2021 as well as the Current Reports on Form 8-K/A filed on October 8, 2019, October 2, 2020, January 6, 2021 and October 6, 2021;
●	Definitive Proxy Statement on Schedule 14A, filed on September 11, 2020 and Preliminary Proxy Statement on Schedule 14A, filed on September 8, 2021; and
●	Registration Statements on Form S-8, filed on July 16, 2020, Form S-1, filed on February 5, 2021, Form S-1/A, filed on February 12, 2021, Form S-1, filed on April 30, 2021, Form S-1, filed on July 23, 2021, Form S-1/A, filed on August 11, 2021 and Form S-1, filed on October 6, 2021.
●	The description of the Registrant’s Common Stock is contained in the section entitled “Description of Capital Stock” in the Offering Circular included in Xspand Products Lab, Inc.’s (the “Registrant”) Offering Statement on Form 1-A (File No. 024-10809) initially filed with the Securities and Exchange Commission on March 1, 2018, as amended from time to time.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4. Description of Securities.

No applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Bylaws contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act. The Nevada Revised Statutes allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

The Nevada Revised Statutes, stated herein, provide further for permissive indemnification of officers and directors.

A. NRS 78.7502. Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

B. NRS 78.751. Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred.

3. The indemnification and advancement of expenses authorized in NRS 78.7502 or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

C. NRS 78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other persons stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

1. Is not void or voidable; and

2. Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

The Nevada Revised Statutes, stated herein, provides further for permissive indemnification of officers and directors.

The Registrant, with approval of the Registrants Board of Directors, may obtain directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Pennsylvania, on this 18th day of October 2021.

VINCO VENTURES, INC.

By:	/s/ Christopher B. Ferguson
Christopher B. Ferguson
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

The undersigned director(s) and officer(s) of Vinco Ventures, Inc., hereby constitute and appoint Christopher B. Ferguson with full power to act and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher B. Ferguson	Chief Executive Officer and Chairman	October 18, 2021
Christopher B. Ferguson	(Principal Executive Officer)

/s/ Brett Vroman	Chief Financial Officer	October 18, 2021
Brett Vroman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kevin J. O’Donnell	Director	October 18, 2021
Kevin J. O’Donnell

/s/ Mary Ann Halford	Director	October 18, 2021
Mary Ann Halford

/s/ Frank Jennings	Director	October 18, 2021
Frank Jennings

/s/ Louis Foreman	Director	October 18, 2021
Louis Foreman

EXHIBIT INDEX

4.1	Articles of Incorporation of Idea Lab X Products, Inc. (previously filed as Exhibit 2.1 on Form 1-A on December 22, 2017 (File No. 367-00128) and incorporated herein by reference)
4.2	Certificate of Amendment to the Articles of Incorporation of Idea Lab X Products, Inc. dated October 26, 2017 (previously filed as Exhibit 2.2 on Form 1-A on December 22, 2017 (File No. 367-00128) and incorporated herein by reference)
4.3	Certificate of Amended and Restated Articles of Incorporation of Xspand Products Lab, Inc. dated December 20, 2017 (previously filed as Exhibit 2.3 on Form 1-A on December 22, 2017 (File No. 367-00128) and incorporated herein by reference)
4.4	Bylaws of Xspand Products Lab, Inc. (previously filed as Exhibit 2.4 on Form 1-A on December 22, 2017 (File No. 367-00128) and incorporated herein by reference)
4.5	Second Amended and Restated Bylaws of Edison Nation (previously filed as Exhibit 3.2 on Form 8-K on September 12, 2018 (File No. 001-38448) and incorporated herein by reference)
4.6	Membership Interest Purchase Agreement dated June 29, 2018 (previously filed as Exhibit 10.1 on Form 8-K on July 6, 2018 (File No. 001-38448) and incorporated herein by reference)
4.7	Articles of Merger, filed with the Secretary of State of the State of Nevada effective September 7, 2018 (previously filed as Exhibit 3.1 on Form 8-K on September 12, 2018 (File No. 001-38448) and incorporated herein by reference)
4.8	Articles of Merger between Edison Nation, Inc. and Vinco Ventures, Inc. dated November 11, 2020 (previously filed as Exhibit 2.1 on Form 8-K on November 12, 2020 (File No. 001-38448) and incorporated herein by reference)
4.9	Articles of Incorporation of Vinco Ventures, Inc. (previously filed as Exhibit 21.1 on Form 8-K on November 12, 2020 (File No. 001-38448) and incorporated herein by reference)
4.10*	Specimen common stock certificate of the Registrant
5.1*	Opinion of Lucosky Brookman LLP
23.1*	Consent of Marcum LLP
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1*	Vinco Ventures, Inc. 2021 Equity Incentive Plan

*	Filed herewith

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